Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, Chairman and CEO
(951) 686 – 6060	Donavon P. Ternes, President, COO and CFO

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER FISCAL 2012 EARNINGS

Loans Originated for Sale Increase by 26% (Sequential Quarter)

Non-Performing Assets Decline by 39%

Net Charge-Offs Decline by 48%

Core Deposits (Transaction Accounts) Increase by 7%

    Riverside, Calif. – October 27, 2011 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings for the fiscal year ending June 30, 2012.

            For the quarter ended September 30, 2011, the Company reported net income of $2.32 million, or $0.20 per diluted share (on 11.51 million average shares outstanding), compared to net income of $4.53 million, or $0.40 per diluted share (on 11.36 million average shares outstanding), in the comparable period a year ago.  The decrease in net income for the first quarter of fiscal 2012 was primarily attributable to a decrease in net interest income (before provision for loan losses), a decrease in the gain on sale of loans and an increase in compensation expenses, partly offset by an improvement in real estate owned operations and a lower FDIC insurance premium as compared to the same period last year.

    “We continue to position the Company to take advantage of opportunities in the markets we serve.  We are pleased to see core deposits rise, loans originated for investment increase and the continued improvement in our asset quality,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Our mortgage banking outlook remains favorable and we believe our near-term results from mortgage banking will effectively temper any foreseeable headwinds that our Company may face from lackluster general economic conditions.”

    As of September 30, 2011 the Bank exceeded all regulatory capital requirements with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 10.34 percent, 10.34 percent, 16.91 percent and 15.65 percent, respectively.  As of June 30, 2011 these ratios were 10.53 percent, 10.53 percent, 17.56 percent and 16.30 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).  On September 22, 2011 the Bank’s Board of Directors declared a $5.0 million cash dividend payable to its sole shareholder, the Company, which was paid on September 23, 2011.  For the quarter ended September 30, 2011, the Company repurchased 79,690 shares of common stock at an average cost of $8.36 per share.  The Company did not repurchase any of its common stock in the quarter ended September 30, 2010.

    Return on average assets for the first quarter of fiscal 2012 decreased to 0.71 percent from 1.29 percent for the same period of fiscal 2011.  Return on average stockholders’ equity for the first quarter of fiscal 2012 also decreased to 6.51 percent from 13.93 percent for the comparable period of fiscal 2011.

    On a sequential quarter basis, the first quarter net income of fiscal 2012 reflects a 10 percent increase from net income of $2.10 million in the fourth quarter of fiscal 2011.  The increase in net income in the current quarter was primarily attributable to an increase in the gain on sale of loans and a decrease in the deposit insurance premiums, partly offset by a decrease in net interest income before the provision for loan losses and an increase in compensation expenses.  Diluted earnings per share for the first quarter of fiscal 2012 increased to $0.20 per share from $0.18 per share in the fourth quarter of fiscal 2011.  Return on average assets increased to 0.71 percent for the first quarter of fiscal 2012 from 0.63 percent in the fourth quarter of fiscal 2011; and return on average stockholders’ equity for the first quarter of fiscal 2012 was 6.51 percent, compared to 5.99 percent for the fourth quarter of fiscal 2011.

    Net interest income before the provision for loan losses decreased $1.01 million, or 10 percent, to $8.80 million in the first quarter of fiscal 2012 from $9.81 million for the same quarter in fiscal 2011, due to decreases in average earning assets and the net interest margin.  Non-interest income decreased $1.79 million, or 17 percent, to $8.55 million in the first quarter of fiscal 2012 from $10.34 million in the same quarter of fiscal 2011.  Non-interest expenses increased $1.09 million, or 10 percent, to $12.30 million in the first quarter of fiscal 2012 from $11.21 million in the same quarter in fiscal 2011.  The decrease in non-interest income and increase in non-interest expenses relate primarily to mortgage banking operations and higher compensation expenses.

    The average balance of loans outstanding decreased by $108.6 million, or nine percent, to $1.06 billion in the first quarter of fiscal 2012 from $1.17 billion in the same quarter of fiscal 2011.  The decline in the loan balance was consistent with the Company’s desire to manage its credit risk profile in response to current economic conditions and provide sufficient balance sheet capacity for its mortgage banking operations.  The average yield on loans receivable decreased by 51 basis points to 4.83 percent in the first quarter of fiscal 2012 from an average yield of 5.34 percent in the same quarter of fiscal 2011.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower current market interest rates.  Loans originated for investment in the first quarter of fiscal 2012 totaled $15.8 million, consisting of multi-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $44.6 million, or 10 percent, to $403.2 million at September 30, 2011 from $447.8 million at September 30, 2010.  There were no construction loans outstanding at September 30, 2011.  The percentage of preferred loans to total loans held for investment at September 30, 2011 increased slightly to 45 percent from 44 percent at September 30, 2010.  Loan principal payments received in the first quarter of fiscal 2012 were $35.6 million, compared to $28.1 million in the same quarter of fiscal 2011.  In addition, real estate acquired in the settlement of loans (real estate owned) in the first quarter of fiscal 2012 declined to $5.7 million, compared to $15.0 million in the same quarter of fiscal 2011.

    The average balance of investment securities decreased by $8.1 million, or 24 percent, to $25.8 million in the first quarter of fiscal 2012 from $33.9 million in the same quarter of fiscal 2011.  The decrease was attributable primarily to $3.3 million of agency debt securities, which were called by the issuer in the third quarter of fiscal 2011, and $4.4 million of principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 56 basis points to 2.28 percent in the first quarter of fiscal 2012 from 2.84 percent in the same quarter of fiscal 2011.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.

    In July 2011, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $1.2 million of excess capital stock was redeemed and an $18,000 cash dividend was received by the Bank in the first quarter of fiscal 2012.

    The average balance of the Corporation’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased to $152.3 million in the first quarter of fiscal 2012 from $102.3 million in the same quarter of fiscal 2011.  The Bank maintained high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The average yield earned on interest-earning deposits was 0.25% in the first quarter of fiscal 2012, much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.

    Average deposits increased $16.9 million, or two percent, to $954.7 million in the first quarter of fiscal 2012 from $937.8 million in the same quarter of fiscal 2011.  The average cost of deposits decreased by 23 basis points to 0.97 percent in the first quarter of fiscal 2012 from 1.20 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $30.5 million, or seven percent, to $489.3 million at September 30, 2011 from $458.8 million at September 30, 2010, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased slightly to $472.6 million at September 30, 2011 compared to $473.4 million at September 30, 2010.  As of September 30, 2011, the remaining outstanding balance of brokered deposits was $12.2 million.

    The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $112.7 million, or 36 percent, to $196.5 million in the first quarter of fiscal 2012 and the average cost of advances decreased 39 basis points to 3.80 percent in the first quarter of fiscal 2012, compared to an average balance of $309.2 million and an average cost of 4.19 percent in the same quarter of fiscal 2011.  The decrease in borrowings was primarily attributable to scheduled maturities.

    The net interest margin during the first quarter of fiscal 2012 decreased 16 basis points to 2.79 percent from 2.95 percent in the same quarter last year.  The decrease was primarily due to the declining yield of interest-earning assets outpacing the decline in the average cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities, a lower average balance of loans which generally have higher yields and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits to current market interest rates and a decline in the average cost of borrowings attributable primarily to the scheduled maturities during the period.

    During the first quarter of fiscal 2012, the Company recorded a provision for loan losses of $972,000, compared to the $877,000 provision for loan losses during the same period of fiscal 2011 and the $847,000 provision recorded in the fourth quarter of fiscal 2011 (sequential quarter).

    Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $44.4 million, or 3.36 percent of total assets, at September 30, 2011, compared to $72.7 million, or 5.23 percent of total assets, at September 30, 2010 and $45.5 million, or 3.46 percent of total assets, at June 30, 2011 (sequential quarter).  Non-performing loans at September 30, 2011 were primarily comprised of 113 single-family loans ($31.6 million); four commercial real estate loans ($2.6 million); two multi-family loans ($1.9 million); one other mortgage loan ($972,000); three commercial business loans ($3,000); and two consumer loans that were fully reserved.  Real estate owned acquired in the settlement of loans at September 30, 2011 was comprised of 24 single-family properties ($5.7 million), one multi-family property ($920,000), one partially constructed commercial real estate property ($102,000), one developed lot ($399,000) and 25 undeveloped lots ($197,000).  Net charge-offs for the quarter ended September 30, 2011 were $2.75 million or 1.04 percent (annualized) of average loans receivable, compared to $5.29 million or 1.82 percent (annualized) of average loans receivable for the quarter ended September 30, 2010 and $4.84 million or 1.83 percent

 (annualized) of average loans receivable for the quarter ended June 30, 2011 (sequential quarter).

    Classified assets at September 30, 2011 were $66.5 million, comprised of $14.3 million in the special mention category, $44.9 million in the substandard category and $7.3 million in real estate owned.  Classified assets at September 30, 2010 were $94.1 million, comprised of $18.9 million in the special mention category, $58.3 million in the substandard category and $16.9 million in real estate owned.

    For the quarter ended September 30, 2011, twelve loans for $4.8 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  As of September 30, 2011, the outstanding balance of restructured loans was $36.1 million ($19.0 million are on accrual status):  26 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($11.6 million); eight loans are classified as special mention and remain on accrual status ($5.7 million); 52 loans are classified as substandard ($18.8 million total, with 47 of the 52 loans or $17.1 million on non-accrual status); and one loan is classified as a loss, fully reserved and on non-accrual status.  As of September 30, 2011, $26.3 million, or 73 percent, of the restructured loans are current with respect to their payment status.

    The allowance for loan losses was $28.7 million at September 30, 2011, or 3.23 percent of gross loans held for investment, compared to $39.1 million, or 3.88 percent of gross loans held for investment at September 30, 2010.  The allowance for loan losses at September 30, 2011 includes $12.8 million of specific loan loss reserves and $15.9 million of general loan loss reserves, compared to $14.1 million of specific loan loss reserves and $16.4 million of general loan loss reserves at June 30, 2011.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment as of September 30, 2011.

    Non-interest income decreased to $8.55 million in the first quarter of fiscal 2012 compared to $10.34 million in the same period of fiscal 2011, primarily the result of a $2.17 million decrease in the gain on sale of loans, partly offset by an improvement in real estate owned operations to a net gain of $32,000 in comparison to a net loss of $(368,000) in the comparable prior period.  On a sequential quarter basis, non-interest income increased $1.29 million, primarily due to a $1.54 million increase in the gain on sale of loans.

    The gain on sale of loans decreased to $7.28 million for the quarter ended September 30, 2011 from $9.45 million in the comparable quarter last year, reflecting the net impact of a lower average loan sale margin and a lower loan sale volume.  The average loan sale margin for mortgage banking was 112 basis points for the quarter ended September 30, 2011, compared to 142 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $6.40 million in the first quarter of fiscal 2012, as compared to a favorable fair-value adjustment that amounted to a net gain of $3.36 million in the same period last year.  The gain on sale of loans for the first quarter of fiscal 2012 includes a $1.10 million recourse provision for loans sold that are subject to repurchase, compared to a $536,000 recourse provision in the comparable quarter last year.  As of September

30, 2011, the recourse reserve for loans sold that are subject to repurchase was $5.2 million, compared to $6.5 million at September 30, 2010 and $4.2 million at June 30, 2011 (sequential quarter).

    In the first quarter of fiscal 2012, a total of $568.1 million of loans were originated for sale, a decrease of 13 percent from $649.5 million for the same period last year, but 26 percent higher than the $449.6 million in the fourth quarter of fiscal 2011 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of respectable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold for the quarter ended September 30, 2011 were $485.7 million, a decrease of 18 percent from $590.8 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $583.9 million in the first quarter of fiscal 2012, a decrease of 10 percent from $650.1 million in the same quarter of fiscal 2011, however, 29 percent higher than the $454.2 million in the fourth quarter of fiscal 2011 (sequential quarter).

    The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $32,000 in the first quarter of fiscal 2012, as compared to a net loss of $(368,000) in the comparable period last year.  Eighteen real estate owned properties were sold in the quarter ended September 30, 2011 compared to 27 real estate owned properties sold in the same quarter last year.  During the first quarter of fiscal 2012, sixteen real estate owned properties were acquired in the settlement of loans, compared to 34 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of September 30, 2011, the real estate owned balance was $7.3 million (52 properties), compared to $16.9 million (84 properties) at September 30, 2010 and $8.3 million (54 properties) at June 30 2011.

    Non-interest expenses increased to $12.30 million in the first quarter of fiscal 2012 from $11.21 million in the same quarter last year, primarily as a result of an increase in compensation expenses, partly offset by lower deposit insurance premiums resulting from an improvement in the Bank’s risk category rating, the change in methodology of calculating the premium and a subsequent accrual adjustment.

    The Company’s efficiency ratio increased to 71 percent in the first quarter of fiscal 2012 from 56 percent in the first quarter of fiscal 2011.  The increase was the result of an increase in non-interest expense, and decreases in both net interest income and non-interest income.

    The Company’s tax provision was $1.75 million for the first quarter of fiscal 2012, down $1.78 million from $3.53 million in the same quarter last year.  The effective income tax rate for the quarter ended September 30, 2011 was 43.1 percent as compared to 43.8 percent in the same quarter last year.  The slight decrease in the effective income tax rate was primarily the result of a lower percentage of permanent tax differences relative to income before taxes.  The Company believes that the tax provision recorded in the first quarter of fiscal 2012 reflects its current income tax obligations.

    The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Dublin, Escondido, Glendora, Hermosa Beach, Rancho Cucamonga, Riverside (4) and Roseville, California.

    The Company will host a conference call for institutional investors and bank analysts on Friday, October 28, 2011 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-866-282-2517 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, November 11, 2011 by dialing 1-800-475-6701 and referencing access code number 221565.

    For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve Board and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	September 30, 2011	June 30, 2011

Assets
Cash and cash equivalents	$80,156	$142,550
Investment securities – available for sale at fair value	25,253	26,193
Loans held for investment, net of allowance for loan losses of
$28,704 and $30,482, respectively	859,649	881,610
Loans held for sale, at fair value	278,212	191,678
Accrued interest receivable	3,480	3,778
Real estate owned, net	7,300	8,329
FHLB – San Francisco stock	25,777	26,976
Premises and equipment, net	4,941	4,805
Prepaid expenses and other assets	35,100	28,630

Total assets	$1,319,868	$1,314,549

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$46,044	$45,437
Interest-bearing deposits	915,832	900,330
Total deposits	961,876	945,767

Borrowings	186,586	206,598
Accounts payable, accrued interest and other liabilities	27,810	20,441
Total liabilities	1,176,272	1,172,806

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,439,264 and 11,418,654 shares outstanding, respectively)	176	176
Additional paid-in capital	86,021	85,432
Retained earnings	150,120	148,147
Treasury stock at cost (6,171,601 and 6,192,211 shares, respectively)	(93,316)	(92,650)
Accumulated other comprehensive income, net of tax	595	638

Total stockholders’ equity	143,596	141,743

Total liabilities and stockholders’ equity	$1,319,868	$1,314,549

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	September 30,
	2011	2010
Interest income:
Loans receivable, net	$ 12,749	$ 15,561
Investment securities	147	241
FHLB – San Francisco stock	18	36
Interest-earning deposits	97	65
Total interest income	13,011	15,903

Interest expense:
Checking and money market deposits	200	305
Savings deposits	225	340
Time deposits	1,906	2,184
Borrowings	1,882	3,262
Total interest expense	4,213	6,091

Net interest income, before provision for loan losses	8,798	9,812
Provision for loan losses	972	877
Net interest income, after provision for loan losses	7,826	8,935

Non-interest income:
Loan servicing and other fees	132	124
Gain on sale of loans, net	7,276	9,447
Deposit account fees	603	629
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	32	(368)
Card and processing fees	331	316
Other	174	187
Total non-interest income	8,548	10,335

Non-interest expense:
Salaries and employee benefits	8,854	7,377
Premises and occupancy	872	820
Equipment	314	325
Professional expenses	433	383
Sales and marketing expenses	199	134
Deposit insurance premiums and regulatory assessments	171	681
Other	1,460	1,490
Total non-interest expense	12,303	11,210

Income before taxes	4,071	8,060
Provision for income taxes	1,753	3,531
Net income	$ 2,318	$ 4,529

Basic earnings per share	$ 0.20	$ 0.40
Diluted earnings per share	$ 0.20	$ 0.40
Cash dividends per share	$ 0.03	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	June 30,
	2011	2011
Interest income:
Loans receivable, net	$ 12,749	$ 13,278
Investment securities	147	155
FHLB – San Francisco stock	18	22
Interest-earning deposits	97	105
Total interest income	13,011	13,560

Interest expense:
Checking and money market deposits	200	218
Savings deposits	225	258
Time deposits	1,906	1,934
Borrowings	1,882	2,093
Total interest expense	4,213	4,503

Net interest income, before provision for loan losses	8,798	9,057
Provision for loan losses	972	847
Net interest income, after provision for loan losses	7,826	8,210

Non-interest income:
Loan servicing and other fees	132	195
Gain on sale of loans, net	7,276	5,735
Deposit account fees	603	571
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	32	257
Card and processing fees	331	334
Other	174	169
Total non-interest income	8,548	7,261

Non-interest expense:
Salaries and employee benefits	8,854	7,854
Premises and occupancy	872	860
Equipment	314	429
Professional expenses	433	512
Sales and marketing expenses	199	176
Deposit insurance premiums and regulatory assessments	171	570
Other	1,460	1,407
Total non-interest expense	12,303	11,808

Income before taxes	4,071	3,663
Provision for income taxes	1,753	1,562
Net income	$ 2,318	$ 2,101

Basic earnings per share	$ 0.20	$ 0.18
Diluted earnings per share	$ 0.20	$ 0.18
Cash dividends per share	$ 0.03	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands, Except Share Information)		Quarter Ended September 30,
		2011		2010
SELECTED FINANCIAL RATIOS:
Return on average assets		0.71%		1.29%
Return on average stockholders’ equity		6.51%		13.93%
Stockholders’ equity to total assets		10.88%		9.54%
Net interest spread		2.68%		2.83%
Net interest margin		2.79%		2.95%
Efficiency ratio		70.93%		55.64%
Average interest-earning assets to average
interest-bearing liabilities		109.54%		106.87%

SELECTED FINANCIAL DATA:
Basic earnings per share		$ 0.20		$ 0.40
Diluted earnings per share		$ 0.20		$ 0.40
Book value per share		$ 12.55		$ 11.61
Shares used for basic EPS computation		11,467,851		11,361,752
Shares used for diluted EPS computation		11,514,905		11,361,752
Total shares issued and outstanding		11,439,264		11,407,454

LOANS ORIGINATED FOR SALE:
Retail originations		$ 207,549		$ 233,739
Wholesale originations		360,511		415,732
Total loans originated for sale		$ 568,060		$ 649,471

LOANS SOLD:
Servicing released		$ 481,393		$ 590,589
Servicing retained		4,326		185
Total loans sold		$ 485,719		$ 590,774

	As of	As of	As of	As of	As of
	09/30/11	06/30/11	03/31/11	12/31/10	09/30/10
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 5,221	$ 4,216	$ 4,059	$ 5,295	$ 6,498
Allowance for loan losses	$ 28,704	$ 30,482	$ 34,478	$ 36,925	$ 39,086
Non-performing loans to loans held for investment, net	4.31%	4.21%	5.11%	5.37%	5.76%
Non-performing assets to total assets	3.36%	3.46%	4.28%	4.68%	5.23%
Allowance for loan losses to gross non- performing loans	57.61%	59.49%	54.19%	56.18%	55.28%
Allowance for loan losses to gross loans held for
investment	3.23%	3.34%	3.64%	3.81%	3.88%
Net charge-offs to average loans receivable (annualized)	1.04%	1.83%	1.94%	1.12%	1.82%
Non-performing loans	$ 37,055	$ 37,126	$ 46,649	$ 50,035	$ 55,785
Loans 30 to 89 days delinquent	$ 2,517	$ 2,057	$ 5,662	$ 9,497	$ 4,323

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/11	06/30/11	03/31/11	12/31/10	09/30/10
Recourse provision (recovery) for loans sold	$1,101	$402	$(1,236)	$173	$536
Provision for loan losses	$972	$847	$2,693	$1,048	$877

	As of	As of	As of	As of	As of
	09/30/11	06/30/11	03/31/11	12/31/10	09/30/10
REGULATORY CAPITAL RATIOS (BANK):
Tangible equity ratio	10.34%	10.53%	10.16%	9.80%	9.25%
Core capital ratio	10.34%	10.53%	10.16%	9.80%	9.25%
Total risk-based capital ratio	16.91%	17.56%	16.07%	15.23%	13.96%
Tier 1 risk-based capital ratio	15.65%	16.30%	14.82%	13.97%	12.69%

	As of September 30,
	2011			2010
INVESTMENT SECURITIES:	Balance	Rate (1)		Balance	Rate (1)
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ -	-	% %	$ 3,290	4.00	% %
U.S. government agency MBS	13,885	2.28		16,609	3.09
U.S. government sponsored enterprise MBS	10,080	2.48		11,643	2.64
Private issue collateralized mortgage obligations	1,288	2.53		1,474	2.65
Total investment securities available for sale	$ 25,253	2.37	% %	$ 33,016	3.00	% %

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 480,530	4.02%		$ 554,045	4.74%
Multi-family (5 or more units)	298,072	5.95		332,443	6.18
Commercial real estate	100,863	6.84		109,282	6.85
Construction	-	-		400	5.25
Other mortgage	1,528	5.69		1,532	6.16
Commercial business	4,267	7.38		5,703	7.26
Consumer	748	7.58		845	7.65
Total loans held for investment	886,008	5.01%		1,004,250	5.46%

Deferred loan costs, net	2,345			3,159
Allowance for loan losses	(28,704)			(39,086)
Total loans held for investment, net	$ 859,649			$ 968,323

Purchased loans serviced by others included above	$ 19,845	4.72%		$ 21,438	4.76%

DEPOSITS:
Checking accounts – non interest-bearing	$ 46,044	-%		$ 50,670	-%
Checking accounts – interest-bearing	195,758	0.26		176,515	0.53
Savings accounts	211,921	0.35		204,856	0.60
Money market accounts	35,560	0.64		26,793	0.88
Time deposits	472,593	1.59		473,414	1.80
Total deposits	$ 961,876	0.93%		$ 932,248	1.17%

Brokered deposits included above	$ 12,151	3.11%		$ 19,612	2.78%

(1)   The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of September 30,
(Dollars in Thousands)	2011		2010
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$ -	-%	$ -	-%
Three months or less	10,000	3.19	33,000	5.82
Over three to six months	30,000	4.01	60,000	3.87
Over six months to one year	30,000	3.70	45,000	4.63
Over one year to two years	70,000	3.89	70,000	3.76
Over two years to three years	15,000	2.79	70,000	3.89
Over three years to four years	-	-	15,000	2.79
Over four years to five years	-	-	-	-
Over five years	31,586	3.71	1,635	6.37
Total borrowings	$ 186,586	3.72%	$ 294,635	4.14%

Quarter Ended
September 30,
	2011	2010
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance

Loans receivable, net (2)	$ 1,056,661	$ 1,165,264
Investment securities	25,767	33,905
FHLB – San Francisco stock	26,364	31,143
Interest-earning deposits	152,329	102,307
Total interest-earning assets	$ 1,261,121	$ 1,332,619
Total assets	$ 1,313,972	$ 1,400,177

Deposits	$ 954,732	$ 937,774
Borrowings	196,536	309,150
Total interest-bearing liabilities	$ 1,151,268	$ 1,246,924
Total stockholders’ equity	$ 142,522	$ 130,004

Quarter Ended
September 30,
	2011	2010
	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.83%	5.34%
Investment securities	2.28%	2.84%
FHLB – San Francisco stock	0.27%	0.46%
Interest-earning deposits	0.25%	0.25%
Total interest-earning assets	4.13%	4.77%

Deposits	0.97%	1.20%
Borrowings	3.80%	4.19%
Total interest-bearing liabilities	1.45%	1.94%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/11	06/30/11	03/31/11	12/31/10	09/30/10
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$ 17,614	$ 16,705	$ 20,160	$ 23,975	$ 26,640
Multi-family	1,437	1,463	2,558	1,525	3,440
Commercial real estate	939	560	375	1,645	377
Construction	-	-	250	250	250
Commercial business loans	-	-	-	37	37
Total	19,990	18,728	23,343	27,432	30,744

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	13,940	15,133	17,185	18,620	21,267
Multi-family	490	490	2,368	2,622	2,631
Commercial real estate	1,660	1,660	2,405	983	1,000
Other	972	972	1,203	232	-
Commercial business loans	3	143	145	146	143
Total	17,065	18,398	23,306	22,603	25,041

Total non-performing loans	37,055	37,126	46,649	50,035	55,785

Real estate owned, net	7,300	8,329	10,659	13,470	16,937
Total non-performing assets	$ 44,355	$ 45,455	$ 57,308	$ 63,505	$ 72,722

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 12,940	$ 15,589	$ 19,929	$ 16,149	$ 19,044
Multi-family	4,172	3,665	914	918	-
Commercial real estate	1,473	1,142	536	1,830	1,832
Other	236	237	-	1,292	1,292
Commercial business loans	189	125	90	94	96
Total	$ 19,010	$ 20,758	$ 21,469	$ 20,283	$ 22,264